Exhibit 99.1

DSP Group, Inc. Reports First Quarter 2019 Results

Growth Initiatives Account for 63% of Quarterly Revenues

Record Quarterly GAAP Gross Margin of 51.1%

San Jose, Calif., May 6, 2019 - DSP Group®, Inc. (NASDAQ: DSPG), a leading global provider of wireless chipset solutions for converged communications, announced today its results for the first quarter ended March 31, 2019.

First Quarter Business and Financial Highlights:

●	Total revenues of $28.3 million, a year-over-year increase of 1%
o	Revenues of $17.7 million from growth initiatives accounted for 63% of total revenues, a year-over-year increase of 26%:
o	Unified Communications revenues of $9.4 million, a year-over-year increase of 13%.
o	SmartVoice revenues of $4.1 million, a year-over-year increase of 162%.
o	SmartHome revenues of $4.2 million, a year-over-year increase of 2%.
o	Cordless revenues of $10.6 million, a year-over-year decrease of 25%.
●	GAAP and non-GAAP gross margins of 51.1% and 51.5%, respectively, compared to GAAP and non-GAAP gross margin of 48.8% and 49.1%, respectively, for the first quarter of 2018.
●	GAAP operating loss of $1.6 million and non-GAAP operating income of $0.4 million, compared to GAAP operating loss of $2.4 and non-GAAP operating loss of $0.2 million for the first quarter of 2018.
●	GAAP net loss of $1.1 million and non-GAAP net income of $1.2 million, compared to GAAP net loss of $1.8 million and non-GAAP net income of $0.2 million for the first quarter of 2018.
●	GAAP loss per share of $0.05 and non-GAAP diluted earnings per share of $0.05, compared to GAAP loss per share of $0.08 and non-GAAP diluted earnings per share of $0.01 for the first quarter of 2018.
●	Used $3.5 million of cash for operating activities, compared to $3.4 million used during the first quarter of 2018.
●	Cash, deposits and marketable securities of approximately $120.1 million as of March 31, 2019.

●	Expanding our position in the unified communications market, as demonstrated by the following design wins:
o	A new tier 1 OEM selected our DVF101 SoC for its high-end conferencing system.
o	NEC, a leading Japanese networking OEM, launched a SIP phone based on our DVF97 SoC.
●	Enhancing our engagement pipeline and design wins for voice user interface with leading consumer electronics OEMs, thereby driving growth of a burgeoning new market:
o	Oppo, a leading mobile OEM, launched its new Reno smartphone together with Breeno voice assistant based on our SmartVoice technology.
o	A tier 1 OEM selected our SmartVoice solution for its high-end TV’s smart remote control that integrates always-on voice.
o	Arlo, America's leading connected camera brand, launched its Ultra 4K camera with our SmartVoice technology.
o	A leading Chinese OEM launched a new education tablet product based on our SmartVoice solution.
●

Growing our ULE ecosystem with leading global IoT vendors that recognize ULE’s unmatched characteristics for wireless indoor IoT including superior range, interference-free spectrum and natural support for two-way voice:

o	Network Thermostat, a leading U.S. connected thermostat company, selected our ULE technology for its next-generation of smart thermostats.
o	Snips selected ULE technology to bring multi-room embedded voice recognition architecture for smart home and smart building verticals.
o	Gigaset launched a smart speaker offering and integrated our DECT/ULE solution for HD two-way voice.

Management Comments:

Commenting on the results, Ofer Elyakim, CEO of DSP Group, stated: “We are pleased with our first quarter results that were ahead of our guidance on most financial metrics. Revenues from growth initiatives comprised 63% of total revenues and increased by 26% year-over-year, consequently driving record high GAAP and non-GAAP gross margins of 51.1% and 51.5%, respectively. In addition, we continued to execute on the transformation of our business into a growth company by securing strategic business wins across our growth initiatives. For instance, in our SmartVoice segment, we commenced shipments to three leading consumer electronics brands; in our Unified Communications segment we began shipments to two new tier 1 OEMs; and in our SmartHome product line, we secured strategic design wins for ULE in the U.S. and European markets.”

Mr. Elyakim continued, “Looking ahead to the second quarter of 2019, we project a sequential increase in revenues, with record demand for SmartVoice products offset by near term softness in our Unified Communications business due to inventory adjustments. We believe that our Unified Communications revenues will rebound in the second half of 2019 and we are confident that our design-wins, coupled with the solid momentum and our engagement pipeline across the growth initiatives, position us well for sustainable growth in 2019 and beyond.”

First Quarter GAAP Results:

Revenues for the first quarter of 2019 were $28.3 million, an increase of 1% from revenues of $28.1 million for the first quarter of 2018. Net loss and loss per share for the first quarter of 2019 were $1.1 million and $0.05, respectively. Net loss and loss per share for the first quarter of 2018 were $1.8 million and $0.08, respectively.

First Quarter Non-GAAP Results:

Non-GAAP net income and diluted earnings per share for the first quarter of 2019 were $1.2 million and $0.05, respectively, as compared to non-GAAP net income and diluted earnings per share of $0.2 million and $0.01, respectively, for the first quarter of 2018. Non-GAAP net income and diluted earnings per share for the first quarter of 2019 excluded the impact of amortization of acquired intangible assets in the amount of $0.1 million associated with previous acquisitions, equity-based compensation expenses of $1.9 million, non-cash exchange rate differences resulting from the new lease accounting standard (ASC 842) in the amount of $0.3 million and changes in deferred taxes in the amount of $0.1 million related to intangible assets acquired in previous acquisitions and equity-based compensation expenses.

Non-GAAP net income and diluted earnings per share for the first quarter of 2018 excluded the impact of amortization of acquired intangible assets of $0.4 million associated with previous acquisitions, equity-based compensation expenses of $1.7 million, and changes in deferred taxes in the amount of $0.2 million related to intangible assets acquired in previous acquisitions and equity-based compensation expenses.

Earnings Conference Call Details

DSP Group will discuss its first quarter financial results, along with its outlook and guidance for the second quarter of 2019, on its conference call at 8:30 a.m. ET today, and invites you to listen via our conference call or a live broadcast over the Internet.

+1 866 966 1396 (domestic US) or +1 631 510 7495 (international) approximately 10 minutes prior to the starting time. The password is 3986834.

The broadcast via the Internet can be accessed by all interested parties through the Investor Relations section of DSP Group’s website at www.dspg.com or link to: https://edge.media-server.com/m6/p/k9f49nbs.

A replay of the conference call will be available for a week following the call. To listen to the session, please dial +1 917 677 7532, domestically or +44 33 3300 9785, internationally and enter the company access code: 3986834.

Presentation of Non-GAAP Net Income and EPS

The Company believes that the non-GAAP presentation of net income and diluted earnings per share presented in this press release is useful to investors in comparing results for the first quarter ended March 31, 2019 to the same period in 2018 because the exclusion of the above noted expenses may provide a more meaningful analysis of the Company’s core operating results. Further, the Company believes it is useful to investors to understand how the expenses associated with equity-based compensation are reflected in its statements of income.

Forward Looking Statements

This press release contains statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including Mr. Elyakim’s statements that (i) a sequential increase in revenues for the second quarter of 2019 resulting from a demand pick up for SmartVoice products is anticipated, (ii) a short term softness in the company’s Unified Communications business is anticipated in the second quarter of 2019 due to inventory adjustments but believe Unified Communications revenues will rebound in the second half of 2019; and (iii) the company’s design-wins, coupled with the solid momentum and engagement pipeline across the growth initiatives, position the company well for sustainable growth in 2019 and beyond. The results from these statements may not actually arise as a result of various factors, including the market penetration of DSP Group’s unified communications, ULE, voice user interface, SmartVoice and SmartHome products; unexpected delays in the commercial launch of new products; unexpected inventory adjustments, the speed of decline in the cordless market; DSP Group’s ability to manage costs; DSP Group’s ability to develop and produce new products at competitive costs and in a timely manner and the ability of such products to achieve broad market acceptance; and general market demand for products that incorporate DSP Group’s technology in the market. These factors and other factors which may affect future operating results or DSP Group’s stock price are discussed under “RISK FACTORS” in the Form 10-K for fiscal 2018, as well as other reports DSP Group has filed with the Securities and Exchange Commission and which are available on DSP Group’s website (www.dspg.com) under Investor Relations. DSP Group assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

About DSP Group

DSP Group®, Inc. (NASDAQ: DSPG) is a global leader in wireless chipsets for a wide range of smart-enabled devices. The company was founded in 1987 on the principles of experience, insight and continuous advancement which enable the company to consistently deliver next-generation solutions in the areas of voice, audio, video and data connectivity. Experts in voice processing, DSP Group invests heavily in innovation for the smart future, the result is leading-edge semiconductor technology that is enabling our customers to develop a new wave of products that bring enhanced user experiences through innovation, like conversation technology. From mobile phones to VoIP and virtual assistants using cloud-based voice services, DSP Group is the answer to the growing demand for the ever-expanding collection of voice controlled smart devices. For more information, visit www.dspg.com.

Contact:

Tali Chen, Chief Marketing Officer, Tali.Chen@dspg.com

DSP GROUP, INC.

    CONSOLIDATED STATEMENTS OF INCOME

    (In thousands, except per share amounts)

	Three Months Ended March 31
	2019	2018
	(Unaudited)	(Unaudited)

Revenues	$28,276	$28,111
Cost of revenues	13,820	14,397

Gross profit	14,456	13,714
Operating expenses:
Research and development, net	8,922	8,998
Sales and marketing	4,483	4,068
General and administrative	2,555	2,581
Amortization of intangible assets	104	425

Total operating expenses	16,064	16,072

Operating loss	(1,608)	(2,358)

Financial income, net	313	396

Loss before taxes on income	(1,295)	(1,962)

Income tax benefit	229	209

Net loss	$(1,066)	$(1,753)
Net loss per share:
Basic	$(0.05)	$(0.08)
Diluted	$(0.05)	$(0.08)

Weighted average number of shares used in per share computations of loss per share:
Basic	22,542	22,678
Diluted	22,542	22,678

	Three Months Ended
	March 31,
	2019	2018
	Unaudited	Unaudited
GAAP net loss	$(1,066)	$(1,753)
Equity-based compensation expense included in cost of revenues	115	98
Equity-based compensation expense included in research and development, net	750	652
Equity-based compensation expense included in sales and marketing	402	406
Equity-based compensation expense included in general and administrative	638	543
Amortization of intangible assets	104	425
Exchange rates differences resulting from the new lease accounting standard (ASC 842)	307	-
Changes of deferred taxes related to intangible assets and equity-based compensation expense	(81)	(197)
Non-GAAP net income	$1,169	$174

Weighted-average number of common stock used in computation of GAAP diluted net earnings (loss) per share (in thousands)	22,542	22,678

Weighted-average number of shares related to outstanding options, stock appreciation rights and restricted stock units (in thousands)	1,394	1,359

Weighted-average number of common stock used in computation of non-GAAP diluted net earnings per share (in thousands)	23,936	24,037

GAAP diluted net loss per share	$(0.05)	$(0.08)
Equity-based compensation expense	0.08	0.08
Amortization of intangible assets	0.01	0.02
Exchange rates differences resulting from the new lease accounting standard (ASC 842)	0.01	-
Changes of deferred taxes related to intangible assets and equity-based compensation expense	-	(0.01)
Non-GAAP diluted net earnings per share	$0.05	$0.01

DSP GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31,	December 31,
	2019	2018
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$11,390	$12,146
Restricted deposits	1,078	493
Marketable securities and short term deposits	31,141	35,713
Trade receivables, net	15,636	13,475
Inventories	9,278	9,819
Other accounts receivable and prepaid expenses	3,872	3,670
Total current assets	72,395	75,316

Property and equipment, net	5,105	2,748

Long term marketable securities and deposits	76,473	75,538
Severance pay fund	14,800	14,158
Operating leases	11,972	-
Deferred income taxes	4,090	3,580
Intangible assets, net	7,217	7,321
Long term prepaid expenses and lease deposits	1,306	1,229
	115,858	101,826
Total assets	$193,358	$179,890

Liabilities and Stockholders’ Equity
Current liabilities:
Trade payables	$8,176	$9,579
Lease liability	1,885	-
Other current liabilities	11,505	13,120
Total current liabilities	21,566	22,699

Accrued severance pay	15,028	14,348
Lease liability	10,394	-
Accrued pensions	815	827
Deferred income taxes	142	151
Total long term liabilities	26,379	15,326

Stockholders’ equity:
Common stock	23	22
Additional paid-in capital	380,777	378,855
Accumulated other comprehensive loss	(1,525)	(2,324)
Less – Cost of treasury stock	(117,968)	(122,325)
Accumulated deficit	(115,894)	(112,363)
Total stockholders’ equity	145,413	141,865
Total liabilities and stockholders’ equity	$193,358	$179,890